                                                                   Exhibit 10.32

     Confidential materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.

                                LICENSE AGREEMENT
                MICHIGAN FILE [**], [**], [**] & [**] TECHNOLOGY

This Agreement is effective as of the 30th day of November, 1997 (the "Effective Date"), between Reprogenesis, Inc., a Texas corporation with offices located at 10 Sylvan Drive, Suite 27, St. Simons Island, Georgia 31522 ("LICENSEE"), and the Regents of the University of Michigan, a constitutional corporation of the State of Michigan ("MICHIGAN"). LICENSEE and MICHIGAN agree as follows:

1.    BACKGROUND.

1.1 MICHIGAN has developed rights, including potential patent rights, in "TECHNOLOGY" as defined below.

1.2 MICHIGAN has granted to LICENSEE an option to enter into this Agreement under an option agreement made effective on July 1, 1996.

1.3 LICENSEE has timely exercised its option under such option agreement and MICHIGAN has extended the exercise period stated therein until and including November 30, 1997.

1.4 LICENSEE desires to obtain, and MICHIGAN, consistent with its mission of education and research, desires to grant, a license to the TECHNOLOGY on the terms and conditions listed below.

2.    DEFINITIONS.

2.1 "Affiliate(s)" means any individual, corporation, partnership, proprietorship or other entity controlled by, controlling, or under common control with LICENSEE through equity ownership, ability to elect directors, or because a majority of directors overlap, and includes any individual, corporation, partnership, proprietorship or other entity directly or indirectly owning, owned by or under common ownership with LICENSEE to the extent of twenty-five percent (25%) or more of the voting shares, including shares owned beneficially by such party.

2.2 "Field(s) of Use" refers to the field or fields for which "Products" (as defined in Paragraph 2.10 below) may be designed, manufactured, used and/or marketed under this Agreement, and means all fields of use.

2.3 "Confidential Information" means any confidential or proprietary information furnished by one Party (the "Disclosing Party") to the other Party (the "Receiving Party") as required by this Agreement, provided that such information is designated as confidential as set out in Paragraph
      30.1 (Confidential Information includes, without limitation, royalty reports furnished to MICHIGAN under Article 5, but specifically excludes the totals of royalties paid to MICHIGAN, and the existence and terms of this Agreement).

2.4 "First Commercial Reagent Sale" means the first sale of any Product by LICENSEE or an Affiliate or "Sublicensee" (as defined in Paragraph 2.12 below), if such Product is not sold as a drug, device or biologic for use in the practice of veterinary or human medicine either alone or in combination with other substances, and requires no governmental approval or license to be marketed.

2.5 "First Commercial Sale" means the first sale not a First Commercial Reagent Sale of any Product by LICENSEE or an Affiliate or Sublicensee, other than sale of a Product for use in field trials or in clinical trials being conducted to obtain FDA or other governmental approvals to market Products. LICENSEE shall demonstrate to MICHIGAN's reasonable satisfaction that such sale is an arm's length transaction entered into in good faith between buyer and LICENSEE or an Affiliate or Sublicensee.

2.6 "Gross Sublicensing Revenues" means all amounts received and all other consideration received (or, when in a form other than cash or its equivalent, the fair market value thereof when received) by LICENSEE and its Affiliates under any sublicense to a Sublicensee, and as a result of any use, distribution, or sale of Products (as defined in Paragraph 2.10 below) where Net Sales does not include such amounts and other consideration.

2.7 "Licensed Patent(s)" means all patents and patent applications, all foreign equivalent patent applications and Patent Cooperation Treaty filings, and all patents issuing therefrom, in which MICHIGAN has or acquires a property interest, and

      (1) which cover an invention included in the TECHNOLOGY (Appendix A lists the patent applications currently filed on inventions included in the TECHNOLOGY), or

      (2) which this definition includes by operation of Paragraph 9.3 of this Agreement.

2.8 "Net Sales" means the sum, over the term of this Agreement, of all amounts received and all other consideration received (or, when in a form other than cash or its equivalent, the fair market value thereof when received) by LICENSEE and its Affiliates from persons or entities due to or by reason of the sale, distribution or use of Products, less the following deductions and offsets, but only to the extent such sums are otherwise included in the computation of Net Sales, or are paid by LICENSEE and not otherwise reimbursed: refunds, rebates, replacements or credits actually allowed and taken by purchasers for return of Products; customary trade, quantity and cash discounts actually allowed and taken; excise, value-added, and sales taxes actually paid by LICENSEE for Products; and shipping and handling and shipping insurance charges actually paid by LICENSEE for Products. (Note that amounts not actually received, such as bad debts left unpaid to LICENSEE, are not included in Net Sales.)

2.9 "Parties" in singular or plural usage as required by the context means LICENSEE and/or MICHIGAN.

2.10 "Product(s)" means any product (s) (including any service or process to be performed for customers) whose manufacture, use or sale (or performance) in any country would, but

     Confidential materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.

      for this Agreement, comprise an infringement, including contributory infringement, of one or more Valid Claims.

2.11 "Royalty Quarter(s)" means the three-month periods ending on the last day of March, June, September and December of each year.

2.12 "Sublicensee(s)" means any person or entity, except an Affiliate, sublicensed by LICENSEE under this Agreement to make, have made, use, market, sell, lease, or offer for sale, in the Territory, Products designed and marketed for use in a Field of Use.

2.13 "TECHNOLOGY" as used in this Agreement means all information, manufacturing techniques, data, designs or concepts (whether or not publicly known or available) covering:

      (1) [**] developed by MICHIGAN's employees Wai Hung Wong, David J. Mooney, Jon A. Rowley, and Kamal H. Bouhadir as described in MICHIGAN's Technology Management office Files No. [**] and [**] entitled, respectively, [**], encompassing Provisional U.S. Patent Applications Serial No. [**] and Serial No. [**] entitled, respectively, [**] both filed on, [**]; and

      (2) [**] developed by MICHIGAN-s employees Kamal H. Bouhadir, Jon A. Rowley and David J. Mooney, as described in MICHIGAN's Technology management office File No. [**] entitled [**] and encompassing Provisional U.S. Patent Application Serial No. [**] of same title filed on [**]; and

      (3) [**] developed by MICHIGAN's employees David J. Mooney, Leatrese D. Harris, and Lonnie Shea as described in MICHIGAN's Technology Management Office File No. [**] entitled [**] and encompassing Provisional U.S. Patent Application Serial No. [**] entitled [**] and filed on [**];

      (4) the technologies specified in subparagraphs 2.13(l) and 2.13(2) as described and claimed in a patent application filed pursuant to the Patent Cooperation Treaty on [**], Serial No. PCT/US[**], entitled [**].

      (5) all inventions and discoveries in which MICHIGAN acquires ownership pursuant to Article 9 below.

2.14  "Territory" means all countries of the world.

2.15 "Valid Claim(s)" means any claim(s) in an unexpired patent or pending in a patent application included within the Licensed Patents excepting only claims that:

      (1) a court or other governmental agency of competent jurisdiction has decided are unenforceable, unpatentable, or invalid, unappealable or unappealed within the time allowed for appeal; or

      (2) a reissue or disclaimer has rendered invalid or unenforceable. If in any country two or more such decisions conflict with respect to the validity of the same claim,

     Confidential materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.

          the decision of the higher or highest tribunal controls; however, if the tribunals are of equal rank, then the decision or decisions upholding the claim prevails when the conflicting decisions are equal in number, and the majority of decisions prevails when the conflicting decisions are unequal in number.

3.    GRANT OF LICENSE.

3.1 MICHIGAN hereby grants to LICENSEE the exclusive license under the Licensed Patents to make, have made, use, market, lease, offer for sale and sell, in the Territory, Products designed and marketed solely for use in any Field of Use; with the right to grant sublicenses to Affiliates and Sublicensees subject to the terms and provisions of Article 8 below.

3.2 LICENSEE may maintain periodic communication with MICHIGAN to identify intellectual property related to the TECHNOLOGY developed by or under the direction of MICHIGAN's faculty member Dr. David Mooney, for possible licensing in fields in which LICENSEE is making a current, significant commitment. Upon request of LICENSEE (and provided no conflict with any then-existing agreements or commitments regarding those technologies would result), MICHIGAN will participate in good faith discussions with LICENSEE regarding license rights to any such technologies (although LICENSEE acknowledges that its right to good-faith discussions may not be exercised to exclude other potential licensees from discussions with MICHIGAN).

3.3 MICHIGAN reserves the right to practice the Technology and the Licensed Patents solely for research and education purposes.

3.4 MICHIGAN further reserves the right, as 37CFR401.14(b) requires, to grant to the U.S. Government a non-exclusive, nontransferable, irrevocable, paid-up license or licenses to practice or have practiced for or on behalf of the United States all patent applications and resulting patents included in the TECHNOLOGY and the Licensed Patents, if agreements between MICHIGAN and the U.S. Government covering funded research relating to the TECHNOLOGY or the Licensed Patents so require.

4.    CONSIDERATION.

4.1 LICENSEE shall pay to MICHIGAN a one-time license issue fee of [**] dollars ($[**]).

4.2 LICENSEE shall also pay to MICHIGAN, with respect to each Royalty Quarter, a royalty equal to [**] percent ([**]%) of Net Sales of LICENSEE and Affiliate(s) for all Products.

      Reduction of royalties: The royalties payable under Paragraph 4.2 above may be reduced by LICENSEE via the following methods:

      Method A: In circumstances where LICENSEE or Affiliates generate Net Sales due to the sale of combination products (being a Product sold in combination with a discrete system, device, item of equipment or apparatus which is not itself a Product), royalties may be calculated only on that portion of the overall Net Sales which is left after

     Confidential materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.

      subtracting the fair market sales price of the discrete system, device, item of equipment or apparatus which is not itself a Product (provided that, where such Products are also sold separately, the resultant royalty shall not be less than if the Product had been sold separately);

      Method B: In circumstances where LICENSEE is required to make payments to one or more third parties in consideration for license rights to patents or technology necessary to make Products (excluding the discrete components of combination products), LICENSEE may deduct [**] percent ([**]%) of such payments from the royalties otherwise payable to MICHIGAN.

      Limitation: Where LICENSEE applies either Method A or Method B, the royalties payable for the Products so affected shall not be reduced by more than [**] ([**]%) of the royalty that would otherwise have been payable. Where LICENSEE applies both Method A and Method B to the same unit of Product, the royalties payable for the Products so affected shall not be reduced by more than [**] ([**]%) of the royalty that would otherwise have been payable.

      Method C: In circumstances where LICENSEE or Affiliates expect to sell Product(s), directly and in volume, to a horizontal market in which then ongoing sales of non-infringing substitute products would materially limit the profit margin on sales of Product(s), and LICENSEE or Affiliates reasonably demonstrate to MICHIGAN that such market conditions prevail, then the Parties agree to meet in advance of such sales and discuss an appropriate royalty rate for such Products more accurately reflecting a share of the expected profit margin. This negotiated rate shall be applied in lieu of the application of Method A or B above to such Net Sales.

4.3 LICENSEE shall also pay MICHIGAN, with respect to each Royalty Quarter, a royalty equal to (a) [**] percent ([**]%) of Gross Sublicensing Revenues if only rights to Licensed Patents are sublicensed; or (b) [**] ([**]%) of Gross Sublicensing Revenues if the Gross Sublicensing Revenues includes revenue received for Licensed Patent rights sublicensed in conjunction with final end use products developed by LICENSEE and/or substantial technology developed by LICENSEE.

4.4   This Agreement imposes the obligation to pay MICHIGAN a royalty under this
      Article 4 only once for the same unit of Product regardless of the number of Valid Claims or Licensed Patents covering the same; however, to determine payments due, whenever the term "Product" applies to a property during various stages of manufacture,. use or sale (including interim sales among LICENSEE and its Affiliates where final sales to customers are made), then Net Sales equals the amount derived from the sale, distribution or use of such Product by LICENSEE or Affiliates at the stage of its highest invoiced value to unrelated third parties.

4.5 LICENSEE shall pay to MICHIGAN an annual license maintenance fee. This annual fee accrues in the Royalty Quarter ending in March of the years specified below. LICENSEE may credit in full each annual fee actually paid to MICHIGAN against all royalties (as set forth in Paragraph 4.2 above) otherwise due MICHIGAN for the calendar

     Confidential materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.

      year in which LICENSEE pays the specific annual fee. The year for which LICENSEE may take credits against royalties includes the Royalty Quarter in which the annual fee accrues and the next three Royalty Quarters.

      The annual license maintenance fees are as follows:

      (1)  In 1997: $[**];

      (2)  In 1998: $[**];

      (3)  In 1999: $[**];

      (4)  In 2000: $[**];

      (5)  In 2001: $[**];

      (6)  In 2002: $[**];

      (7)  In 2003: $[**];

      (8)  In 2004: $[**];

      (9)  In 2005 and in each year thereafter during the term of this
           Agreement: $[**].

      Also, notwithstanding (1-9) above (and in place of the amounts therein listed, when applicable):

      (10) In the calendar year following the first year in which. LICENSEE first obtains any required governmental approval or license in the United States, Japan, or any European Union nation, to market any product for any therapeutic purpose as a drug, device or biologic, either alone or in combination with other substances: $[**];

      (11) In the year next succeeding the year defined in (10); $[**];

      (12) In the year next succeeding the year defined in (11).; $[**];

      (13) In the year next succeeding the year defined in (12) and in each succeeding calendar year thereafter during the term of this Agreement; $[**].

      Also, notwithstanding (1-13) above (and in place of the amounts therein listed, when applicable):

      (14) In each of the first and second years following the First Commercial
           Sale: $[**].

      (15) In the third year following the First Commercial Sale: $[**].

      (16) In the fourth year following the First Commercial Sale, and in each succeeding calendar year thereafter during the term of this
           Agreement: $[**].

     Confidential materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.

Also, notwithstanding (1-16) above (and in addition to any amounts therein listed):

      (17) In each of the first and second years following the First Commercial Reagent Sale: $[**].

      (18) In the third year following the First Commercial Reagent Sale: $[**].

      (19) In the fourth year following the First Commercial Reagent Sale, and in each year thereafter during the term of this Agreement: $[**].

4.6 Except as provided in the definition of Net Sales, all royalty payments to MICHIGAN under this Agreement are without deduction for sales, use, excise, personal property or other similar taxes or other duties imposed on such payments by the government of any country or any political subdivision thereof; and LICENSEE shall assume and pay any such taxes; except that LICENSEE may deduct from royalty payments taxes levied upon the export of royalties by a government other than the U.S., and required to be withheld and paid on MICHIGAN's behalf by LICENSEE (LICENSEE shall cooperate in establishing MICHIGAN's exemption from such taxes where appropriate).

4.7 In the event that the patents that ultimately issue among the Licensed Patents contain only claims that are substantially narrower than the claims of the patent applications that are within the Licensed Patents as of the Effective Date (that is, if prosecution of the Licensed Patents finally results in unexpectedly severe restriction of the coverage of the claims), to the competitive detriment of LICENSEE, then MICHIGAN agrees to discuss the possibility of renegotiating the royalty rate and other financial terms applicable to the affected Product. Any such financial relief will be on a country-by-country basis and may be temporary or permanent depending upon the circumstances. The Parties acknowledge and agree that MICHIGAN is under no legal obligation to alter the financial terms set forth in this Article 4, but MICHIGAN is under an obligation to enter into discussions with LICENSEE for a reasonable period of time.

5.    REPORTS.

5.1 Annually, until the first to occur of the First Commercial Sale or First Commercial Reagent Sale, and thereafter within sixty (60) days after each Royalty Quarter closes (including the close of any Royalty Quarter immediately following any termination of this Agreement), LICENSEE shall report to MICHIGAN for that Royalty Quarter:

      (1)  all royalties accruing to MICHIGAN; and

      (2) the gross sales and Net Sales of Products by LICENSEE and Affiliates, and

      (3) the source and amount of all Gross Sublicensing Revenues (including, where such information is provided to LICENSEE or Affiliates, the gross sales and net sales of Products by Sublicensees), and

      (4) any other revenues for which payments are due, and the amount of such payments, and the various calculations used to arrive at those amounts, including the quantity, description (nomenclature and type designation), country of manufacture and country of sale of Products.

      If no payment is due, LICENSEE shall so report.

5.2 LICENSEE covenants that it will promptly establish and consistently employ a system of specific nomenclature and type designations for Products to permit identification and segregation of various types where necessary; LICENSEE, Affiliates and Sublicensees shall consistently employ the system when rendering invoices thereon and shall inform MICHIGAN, or its auditors, when requested, as to the details concerning such nomenclature system as well as to all additions thereto and changes therein.

5.3 LICENSEE shall keep, and shall require its Affiliates and Sublicensees to keep, true and accurate records and books of account containing data reasonably required for the computation and verification of payments due as provided by this Agreement. LICENSEE shall:

      (1) open such books and records for inspection upon reasonable notice during business hours by either MICHIGAN auditor(s) or an independent certified accountant selected by MICHIGAN, for the purpose of verifying the amount of payments due and payable;

      (2) retain such books and records for six (6) years from date of origination.

      These rights of inspection survive any termination of this Agreement. MICHIGAN is responsible for all expenses of such inspection, except that if any inspection reveals an underpayment greater than ten percent (10%) of royalties due MICHIGAN, then LICENSEE shall pay all expenses of that inspection and the amount of the underpayment immediately to MICHIGAN.

      MICHIGAN may exercise its rights of inspection under this Paragraph no more frequently than once in any twelve (12) month period and shall perform such rights of inspection in a manner to minimize unreasonable interference with LICENSEE's business operations. The MICHIGAN auditor(s) or the independent certified accountant selected by MICHIGAN shall not disclose to MICHIGAN any information other than information relating to (and information necessary for the proof of) accuracy of reports and payments delivered under this Agreement. The confidentiality of such books and records shall be protected in accordance with Article 30.

5.4 LICENSEE shall direct its authorized representative to certify that reports required hereunder are correct to the best of LICENSEE's knowledge and information.

6.    TIMES AND CURRENCIES OF PAYMENTS.

6.1 Payments accrued during each Royalty Quarter are due and payable in Ann Arbor, Michigan on the date each quarterly report is due (as provided in Paragraph 5.1).

     Confidential materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.

      LICENSEE shall include such payments, in United States dollars, with the report. LICENSEE agrees to make all payments due hereunder to MICHIGAN by check made payable to "The Regents of The University of Michigan," and sent to MICHIGAN according to the provisions for notices set forth in
      Article 21 herein.

6.2 On all amounts outstanding and payable to MICHIGAN, interest accrues from the date the amount is due at [**] above, the prime lending rate as established by the Chase Manhattan Bank, N.A., in New York City, New York, or at a lower rate if required by law.

6.3 For each Royalty Quarter, LICENSEE and Affiliates shall convert any Net Sales or Gross Sublicensing Revenues they receive in foreign currency into its equivalent in United States dollars at the exchange rate of the currency as reported (or if erroneously reported, as subsequently corrected) in the Wall Street Journal on the last business day of the Royalty Quarter (or if not reported on that date, as quoted by the Chase Manhattan Bank, N.A., in New York City, New York).

6.4 Except as provided in the definition of Net Sales, all royalty payments to MICHIGAN under this Agreement are without deduction for sales, use, excise, personal property or other similar taxes or other duties imposed on such payments by the government of any country or any political subdivision thereof; and LICENSEE shall assume and pay any such taxes.

7.    COMMERCIALIZATION.

7.1   LICENSEE assumes full responsibility to do all that is necessary to:

      (1)  obtain any governmental approvals to manufacture or to sell Products;

      (2)  comply with all laws and regulations with respect to Products; and

      (3) ensure the safe production, storage, handling, transport, packaging and distribution of Products.

7.2 LICENSEE agrees to use its best efforts to develop Products, obtain any government approvals necessary, and manufacture and sell Products at the earliest possible date; and effectively to exploit, market and manufacture in sufficient quantities to meet anticipated customer demand and to make the benefits of the Products reasonably available to the public.

7.3 LICENSEE agrees to manufacture or have manufactured all Products substantially in the United States. If U.S. manufacture is not practically feasible, then MICHIGAN shall cooperate with LICENSEE in obtaining waivers of this requirement from the U.S. Government.

7.4 LICENSEE shall use its best efforts to alert all potential customers and distributees that Products are not intended for any therapeutic or clinical diagnostic uses unless properly approved therefor pursuant to 7.1.

7.5 Within fifteen (15) days of the First Commercial Reagent Sale, and also within fifteen (15) of the First Commercial Sale, LICENSEE shall report by written letter to MICHIGAN the date and general terms of such sale.

8.    SUBLICENSING.

8.1   LICENSEE has the exclusive right to grant sublicenses to its rights under
      Article 3 above to Affiliates and Sublicensees, to make, have made, use, market, lease, offer for sale and sell, Products in the Territory.

8.2 LICENSEE shall notify MICHIGAN of every sublicense agreement and each amendment thereto, within thirty (30) days after their execution, and indicate the name of the Sublicensee or Affiliate, the territory of the sublicense, the scope of the sublicense, and the nature, timing and amounts of all fees and royalties to be paid thereunder.

8.3 LICENSEE shall include in any sublicense granted under this Article 8 a provision that the sublicense terminates upon any termination of this Agreement.

8.4   LICENSEE shall require that all sublicenses:

      (1)  be consistent with the terms and conditions of this Agreement;

      (2) contain the Sublicensee's or Affiliate's acknowledgments of MICHIGAN's rights in the TECHNOLOGY and Licensed Patents, and the disclaimer of warranty and limitation on MICHIGAN's liability, as provided by Article 12 below.

      (3) contain provisions under which the Sublicensee or Affiliate accepts duties at least equivalent to those accepted by the LICENSEE in the following paragraphs:

           5.3 duty to keep records

           12.4 duty to avoid improper representations or responsibilities

           13.1 duty to defend, hold harmless, and indemnify MICHIGAN

           13.3 duty to maintain insurance

           17  duty to control exports

           19  duty to restrict the use of MICHIGAN's name

           20  duty to properly mark product with Patent notices

8.5 LICENSEE shall require that all sublicenses contain a provision obligating each Sublicensee or Affiliate to pay taxes due, if any, in the same manner as set out in Paragraph 6.4 above or, should the sublicense be assigned to MICHIGAN, to make the Sublicensee or Affiliate responsible for such taxes.

8.6 LICENSEE shall require that all sublicenses contain the right for LICENSEE to assign its rights under the sublicense to MICHIGAN.

9.    OWNERSHIP OF INTELLECTUAL PROPERTY.

9.1 LICENSEE acknowledges MICHIGAN's ownership interest in all Licensed Patents as defined in Paragraph 2.7(l) above.

9.2 LICENSEE might engage MICHIGAN employees as employees or consultants to LICENSEE or Affiliates during the time of their employment with MICHIGAN. LICENSEE and MICHIGAN hereby agree that the following provisions govern the rights to any inventions, discoveries or computer software that represent improvements upon the Licensed Patents or otherwise relate to the TECHNOLOGY whether or not patentable, which any MICHIGAN employee conceives, reduces to practice or develops while concurrently employed by LICENSEE or Affiliates during the term of his or her employment with MICHIGAN and the term of this Agreement:

      (1) Where MICHIGAN employees concurrently employed by LICENSEE or Affiliates, in combination with other LICENSEE or Affiliate employees not concurrently employed by MICHIGAN, constitute the group of inventors/developers, MICHIGAN and LICENSEE are joint owners of such inventions, discoveries and/or computer software, and MICHIGAN and LICENSEE shall require that any resulting patent rights and copyrights be assigned jointly to MICHIGAN and LICENSEE;

      (2) Where MICHIGAN employees concurrently employed by LICENSEE or Affiliates constitute part or all of the group of inventors/developers, and no LICENSEE or Affiliate employees not concurrently employed by MICHIGAN constitute any part of the group of inventors/developers, LICENSEE shall grant MICHIGAN sole ownership (as between MICHIGAN and LICENSEE) of such inventions, discoveries and/or computer software, and MICHIGAN and LICENSEE shall require that any resulting patent rights and copyrights be assigned solely to MICHIGAN.

9.3 Where not precluded by or otherwise conflicting with MICHIGAN's then-existing agreements with any third parties, the definition of TECHNOLOGY in Paragraph 2.13 above encompasses inventions, discoveries and/or computer software included under Subparagraph 9.2(1) or (2) above and conceived, reduced to practice or developed during the performance of duties as employee or consultant to LICENSEE, and the definition of Licensed Patents in Paragraph 2.7 above encompasses any resulting patent rights.

10.   PATENT APPLICATIONS AND MAINTENANCE.

10.1 MICHIGAN will control all aspects of filing, prosecuting, and maintaining Licensed Patents, including foreign filings and Patent Cooperation Treaty filings. LICENSEE shall, at its own expense, perform all actions and execute or cause to be executed all documents necessary to support such filing, prosecution, or maintenance.

10.2 MICHIGAN shall notify LICENSEE of all information received by MICHIGAN relating to the filing, prosecution and maintenance of Licensed Patents, including any lapse, revocation, surrender, invalidation or abandonment of any of the Licensed Patents, in sufficient time to allow, where possible, LICENSEE to review and comment upon such information.

10.3 MICHIGAN may in its sole discretion decide to refrain from or to cease prosecuting or maintaining any of the Licensed Patents, including any foreign filing or any Patent Cooperation Treaty filing. If MICHIGAN makes any such decision, MICHIGAN shall notify LICENSEE promptly and in sufficient time to permit LICENSEE at its sole discretion to continue such prosecution or maintenance at LICENSEE's expense. If LICENSEE elects to continue such prosecution or maintenance, MICHIGAN shall execute such documents and perform such acts at LICENSEE's expense as may be reasonably necessary for LICENSEE so to continue such prosecution or maintenance.

10.4  LICENSEE shall reimburse patent expenses paid by MICHIGAN as follows:
      MICHIGAN shall provide notice to LICENSEE of all reasonable and necessary expenses paid by MICHIGAN in monitoring, drafting, filing, prosecuting and maintaining the Licensed Patents, and in maintaining or asserting its inventorship or ownership interest in Licensed Patent(s), including without limitation fees paid to outside counsel or consultants; patent office fees for filing, prosecution, reissue, reexamination and issue; maintenance fees; fees for foreign filings and Patent Cooperation Treaty filings; and reasonable travel expenses incurred by MICHIGAN employees for the purpose of monitoring, prosecuting and maintaining the Licensed Patents, but not including any part of any MICHIGAN employee's salary. MICHIGAN will include in the first such notice of such expenses all expenses that MICHIGAN has incurred to date with respect to all Licensed Patents that LICENSEE has not otherwise already reimbursed. Within thirty
      (30) days of the receipt of each such notice, LICENSEE shall reimburse MICHIGAN for all such reasonable and necessary expenses, except that MICHIGAN will not require LICENSEE to reimburse expenses incurred through foreign filings or Patent Cooperation Treaty filings, unless LICENSEE has requested such filings; however, in any case where LICENSEE fails to reimburse MICHIGAN promptly for any above-described expenses (whether or not related to filings requested by LICENSEE), the definitions of "TECHNOLOGY" and "Licensed Patents" herein shall not include any patent applications or resulting patents to which such unreimbursed expenses relate.

11.   INFRINGEMENT.

11.1 LICENSEE and MICHIGAN shall each inform the other promptly in writing of any alleged infringement of the Licensed Patents in any Field of Use by a third party and of any available evidence thereof.

11.2 During the term of this Agreement, LICENSEE has the first option to police the Licensed Patents and Products against infringement by other parties within the Territory and the Fields of Use. This right to police includes defending any action for declaratory judgment of non-infringement or invalidity; and prosecuting, defending or settling all infringement and declaratory judgment actions at its expense and through counsel of its selection, except that LICENSEE shall make any such settlement only with the advice and consent of MICHIGAN, which consent shall not be unreasonably withheld. MICHIGAN shall provide reasonable assistance to LICENSEE with respect to such

     Confidential materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.

      actions, but only if LICENSEE reimburses MICHIGAN for out-of-pocket expenses incurred in connection with any such assistance rendered at LICENSEE's request or reasonably required by MICHIGAN. If LICENSEE elects to institute any such action or suit, MICHIGAN agrees to be named as a nominal party therein. MICHIGAN retains the right to participate, with counsel of its own choosing and at its own expense, in any action under this Paragraph 11.2.

11.3 If LICENSEE institutes an action for infringement of a Licensed Patent or defends a declaratory judgment or other action with respect to a Licensed Patent, then during the pendency of such litigation LICENSEE may withhold up to [**] percent ([**]%) of the payments otherwise thereafter due MICHIGAN under Paragraphs 4.2 and 4.3 above, applying that withholding towards reimbursement of no more than [**] ([**]) of LICENSEE's actual outside attorney fees and other direct, out-of-pocket litigation expenses (not to include any compensation paid to employees of LICENSEE or Affiliates). Any resulting settlement payments or damages awarded and received by LICENSEE shall be applied equally toward reimbursement of MICHIGAN's withheld royalties pursuant to this Paragraph and to LICENSEE's out-of-pocket expenses which were not reimbursed; of the remainder, if any, LICENSEE shall pay [**] percent ([**]%) to MICHIGAN.

      If LICENSEE has paid or pays an annual fee to MICHIGAN under Paragraph 4.5 in the same year LICENSEE receives a payment or award as set out above, then LICENSEE may credit that annual fee against the share of the payment or award (after recovery of expenses and withheld royalties) otherwise due to MICHIGAN, exactly as if that share represented additional royalties due from LICENSEE.

11.4 If LICENSEE fails to take action to abate any alleged infringement of a Licensed Patent within sixty (60) days of a request by MICHIGAN to do so (or within a shorter period if required to preserve the legal rights of MICHIGAN under the laws of any relevant government or political subdivision thereof), then MICHIGAN has the right to take such action (including prosecution of a suit) at its expense and LICENSEE shall use reasonable efforts to cooperate in such action, at LICENSEE's expense. If MICHIGAN elects to institute any such action or suit, LICENSEE agrees to be named as a nominal party therein. MICHIGAN has full authority to settle on such terms as MICHIGAN shall determine, except that MICHIGAN shall not reach any settlement whereby it licenses a third party under any Licensed Patents in the Territory and any Field of Use without the consent of LICENSEE, which consent LICENSEE can withhold for any reason. After recovery of all of MICHIGAN's out-of-pocket litigation expenses, and after payment to LICENSEE (such payment not to exceed the recovery or settlement amounts actually received by MICHIGAN) of any unrecovered expenses paid by LICENSEE at MICHIGAN's request to third parties in furtherance of such action, MICHIGAN shall pay [**] percent ([**]%) of any remainder of any recovery or settlement to LICENSEE.

11.5 If LICENSEE initiates any legal action, or learns of a legal action initiated by any third party concerning any alleged infringement or non-infringement, or discovers any allegation by a third party of infringement resulting from the practice of Licensed Patents, then LICENSEE shall so notify MICHIGAN promptly in a detailed writing. LICENSEE shall promptly keep MICHIGAN informed and provide copies to MICHIGAN of all documents regarding all such proceedings or actions instituted by LICENSEE.

12.   NO WARRANTIES; LIMITATION ON MICHIGAN'S LIABILITY.

12.1 MICHIGAN, including its Regents, fellows, officers, employees and agents, make no representations or warranties that any Licensed Patent is or will be held valid, or that the manufacture, use, sale or other distribution of any Products will not infringe upon any patent or other rights not vested in MICHIGAN.

      MICHIGAN represents that:

      (1) to its knowledge it has the lawful right to enter into this Agreement and grant the rights herein granted; and

      (2) the claims included within the patent applications which comprise the Licensed Patents have been included in good faith and without fraudulent intent by MICHIGAN.

12.2 MICHIGAN, INCLUDING ITS REGENTS, FELLOWS, OFFICERS, EMPLOYEES AND AGENTS, MAKES NO REPRESENTATIONS, EXTENDS NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO THE IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, AND ASSUMES NO RESPONSIBILITIES WHATEVER WITH RESPECT TO DESIGN, DEVELOPMENT, MANUFACTURE, USE, SALE OR OTHER DISPOSITION BY LICENSEE, AFFILIATES OR SUBLICENSEES OF PRODUCTS.

12.3 THE ENTIRE RISK AS TO PERFORMANCE OF PRODUCTS IS ASSUMED BY LICENSEE, AFFILIATES AND SUBLICENSEES. In no event will MICHIGAN, including its Regents, fellows, officers, employees and agents, be responsible or liable for any direct, indirect, special, incidental, or consequential damages or lost profits or other economic loss or damage regarding Products, to LICENSEE, Affiliates, Sublicensees or any other individual or entity regardless of legal theory. The above limitations on liability apply even though MICHIGAN, its Regents, fellows, officers, employees or agents may have been advised of the possibility of such damage.

12.4 LICENSEE shall not, and shall require that its Affiliates and Sublicensees do not, make any statements, representations or warranties whatsoever to any person or entity, or accept any liabilities or responsibilities whatsoever from any person or entity, that are inconsistent with any disclaimer or limitation included in this Article 12.

13.   INDEMNITY; INSURANCE.

13.1 LICENSEE shall defend, indemnify and hold harmless and shall require its Affiliates and Sublicensees to defend, indemnify and hold harmless MICHIGAN, its Regents, fellows, officers, employees and agents ("Indemnitees"), for and against any claims, demands, damages, losses, and expenses of any nature (including reasonable attorneys, fees and other litigation expenses), resulting from, but not limited to, death, personal injury, illness, property damage, economic loss or products liability arising from any of the following:

      (1) Any manufacture, use, sale or other disposition by LICENSEE, Affiliates, Sublicensees or transferees of Products;

      (2) The direct or indirect use by any person of Products made, used, sold or otherwise distributed by LICENSEE, Affiliates or Sublicensees;

      (3) The use by LICENSEE, Affiliates or Sublicensees of any invention or computer software related to the TECHNOLOGY or the Licensed Patents.

      The indemnification required above shall not apply to any liability, damage, loss or expense to the extent that it is directly attributable to
      (1) the grossly negligent or intentional misconduct of the Indemnitees, or
      (2) damages incurred by patients of MICHIGAN due to the negligent administration to them, by MICHIGAN, of Products supplied by LICENSEE.

13.2 MICHIGAN may participate at its option and expense through counsel of its own selection, and may join in any legal actions related to any such claims, demands, damages, losses and expenses under Paragraph 13.1 above.

13.3 Before any distribution of any Product by LICENSEE or an Affiliate, LICENSEE shall purchase and maintain in effect a policy of product liability insurance. Before any distribution of any Product by a Sublicensee, LICENSEE shall require that the Sublicensee purchase and maintain in effect a policy of product liability insurance. Each such insurance policy will provide reasonable coverage for all claims with respect to any Products manufactured, sold, licensed or otherwise distributed by LICENSEE and Affiliates -- or, in the case of a Sublicensee's policy, by the Sublicensee -- and will specify MICHIGAN, including its Regents, fellows, officers and employees, as an additional insured. LICENSEE shall furnish certificate(s) of such insurance to MICHIGAN, upon request.

14.   TERM AND TERMINATION.

14.1 Upon any termination of this Agreement, and except as provided herein to the contrary, all rights and obligations of the Parties hereunder cease, except as follows:

      (1) Obligations to pay royalties and other sums accruing hereunder up to the day of such termination;

      (2)  MICHIGAN's rights to inspect books and records as described in
           Article 5, and LICENSEE's obligations to keep such records for the required time;

      (3)  Obligations to hold harmless, defend and indemnify MICHIGAN under
           Article 13;

      (4) Any cause of action or claim of LICENSEE or MICHIGAN accrued or to accrue because of any breach or default by the other Party hereunder;

      (5) The general rights, obligations, and understandings of Articles 2, 12, 17, 19, 20, 28 and 29; and

      (6) All other terms, provisions, representations, rights and obligations contained in this Agreement that by their sense and context are intended to survive until performance thereof by either or both Parties.

14.2 This Agreement will become effective on its Effective Date and, unless terminated under another, specific provision of this Agreement, will remain in effect until and terminate upon the last to expire of the Licensed Patents.

14.3 If LICENSEE at any time defaults in the payment of any fee or royalty or the making of any report hereunder, or makes any false report, or if either Party commits any material breach of any covenant or promise herein contained, and fails to remedy any such default, breach or report within thirty (30) days after written notice thereof by the other Party specifying such default, then that other Party may, at its option, terminate this Agreement and the license rights granted herein by notice in writing to such effect. Any such termination is without prejudice to either Party's other legal rights for breach of this Agreement.

14.4 LICENSEE may terminate this Agreement by giving MICHIGAN a notice of termination, which must include a statement of the reasons, whatever they may be, for such termination and the termination date established by LICENSEE, which date must not be sooner than ninety (90) days after the date of the notice. The Parties shall deem such notice to be final and, immediately upon receipt, of such notice of termination, MICHIGAN will have the right to enter into agreements with others for the manufacture, sale, and/or use of Products.

15.   ASSIGNMENT.

      Due to the unique relationship between the Parties, this Agreement is not assignable by either Party without the prior written consent of the other Party. Any attempt to assign this Agreement without such consent is void from the beginning. MICHIGAN shall provide such consent in connection with an assignment related to a change in the name or legal status of LICENSEE that does not affect its assets and the nature of its business activities, and MICHIGAN shal1 not unreasonably withhold consent for LICENSEE to assign this Agreement to a purchaser of all or substantially all of LICENSEE's business. No assignment is effective until the intended assignee agrees in writing to accept all the terms and conditions of this Agreement.

16.   REGISTRATION AND RECORDATION.

16.1 If the terms of this Agreement, or the terms of any assignment or license under this Agreement, are or become such as to require that the Agreement or license or any part thereof be registered with or reported to a national or supranational agency of any area in which LICENSEE, Affiliates or Sublicensees would do business, LICENSEE shall, at its expense, undertake such registration or report, and promptly supply to MICHIGAN notice and appropriate verification of the act of registration or report or any agency ruling resulting from it.

16.2 LICENSEE shall also carry out, at its expense, any formal recordation of this Agreement or any license herein granted that the law of any country requires as a prerequisite to enforceability of the Agreement or license in the courts of any such country or for other reasons, and shall promptly furnish to MICHIGAN appropriately verified proof of recordation.

17.   LAWS AND REGULATIONS OF THE UNITED STATES; EXPORT.

17.1 This Agreement is subject to all United States laws and regulations now or hereafter applicable to the subject matter of this Agreement.

17.2 LICENSEE shall comply, and shall require its Affiliates and Sublicensees to comply, with all provisions of any applicable laws, regulations, rules and orders relating to the license herein granted and to the testing, production, transportation, export, packaging, labeling, sale or use of Products, or otherwise applicable to LICENSEE's or its Affiliates' or Sublicensees' activities hereunder. LICENSEE shall obtain, and shall require its Affiliates and Sublicensees to obtain, such written assurances regarding export and re-export of technical data (including Products made by use of technical data) as the Office of Export Administration Regulations may require, and LICENSEE hereby gives such written assurances as may be required under those Regulations to MICHIGAN.

18.   BANKRUPTCY.

18.1 If during the term of this Agreement, LICENSEE makes an assignment for the benefit of creditors, or if proceedings in voluntary or involuntary bankruptcy are instituted on behalf of or against LICENSEE, or if a receiver or trustee is appointed for the property of LICENSEE, MICHIGAN may, at its option, terminate this Agreement and revoke the license herein granted by written notice to LICENSEE.

19.   USE OF MICHIGAN'S NAME.

      LICENSEE agrees to refrain from using and to require Affiliates and Sublicensees to refrain from using the name of MICHIGAN in publicity or advertising without the prior written approval of MICHIGAN. Reports in scientific literature and presentations of joint research and development work are not considered publicity.

20.   PRODUCT MARKING.

      To the extent commercially feasible and consistent with prevailing business practices, LICENSEE shall mark, and shall cause its Affiliates and Sublicensees to mark, all Products that are manufactured or sold under this Agreement with the number of each issued patent under the Licensed Patents that applies to such Product.

21.   NOTICES.

      Any notice, request, report or payment required or permitted to be given or made under this Agreement by either Party will be given by sending such notice by certified or registered mail, return receipt requested, to the address set forth below or such other address as such Party specifies by written notice given in conformity herewith. Any notice not so given is not valid until received, and any notice given according to the provisions of this Paragraph is effective when mailed.

      To MICHIGAN:        The University of Michigan
                          Technology Management Office
                          Wolverine Tower, Room 2071
                          3003 S. State Street
                          Ann Arbor, MI 48109-1280
                          Attn:  File No. 1221

      To LICENSEE:        Reprogenesis, Inc.
                          10 Sylvan Drive, Suite 27
                          St. Simons Island, Georgia 31522

22.   INVALIDITY.

      If a court of competent jurisdiction finds any term, provision, or covenant of this Agreement invalid, illegal or unenforceable, that term will be curtailed, limited or deleted, but only to the extent necessary to remove the invalidity, illegality or unenforceability, and without in any way affecting or impairing the remaining terms, provisions and covenants.

23.   ENTIRE AGREEMENT AND AMENDMENTS.

      This Agreement contains the entire understanding of the Parties concerning the matter contained herein. The Parties may modify, vary or alter any of the provisions of this Agreement for so long as it continues in force, but only by an instrument duly executed by authorized officials of both Parties hereto.

24.   WAIVER.

      No waiver by either Party of any breach of this Agreement, no matter how long continuing or how often repeated, is a waiver of any subsequent breach thereof, nor is any delay or omission by either Party in the exercise of any right, power, or privilege hereunder a waiver of such right, power or privilege.

25.   ARTICLE HEADINGS.

      The Article headings herein are for purposes of convenient reference only and do not define or modify the terms written in the text of this Agreement.

26.   NO AGENCY RELATIONSHIP.

      The relationship between the Parties is that of independent contractor and contractee. Neither Party is an agent of the other regarding the exercise of any rights hereunder, and neither has any right or authority to assume or create any obligation or responsibility on behalf of the other.

27.   FORCE MAJEURE.

      Neither Party hereto is in default of any provision of this Agreement for any failure in performance resulting from acts or events beyond the reasonable control of such Party, such as Acts of God, acts of civil or military authority, civil disturbance, war, strikes, fires, power failures, natural catastrophes or other "force majeure" events.

28.   GOVERNING LAW.

      The law of the State of Michigan governs this Agreement and the relationships between the Parties in all respects (notwithstanding any provisions governing conflict of laws under such Michigan law to the contrary), except that, for patents, the law of the country that grants the patent determines questions affecting the construction and effect of such patent.

29.   JURISDICTION AND FORUM.

      The Parties hereby consent to the jurisdiction of the courts of the State of Michigan over any dispute concerning this Agreement or the relationship between the Parties. Should LICENSEE bring any claim, demand or other action against MICHIGAN, its Regents, fellows, officers, employees or agents, arising out of this Agreement or the relationship between the Parties, LICENSEE agrees to bring said action only in the Michigan Court of Claims.

30.   CONFIDENTIALITY.

30.1 Confidential Information that is disclosed in writing shall be marked with a legend indicating its confidential status (such as "Confidential" or "Proprietary"). Confidential Information that is disclosed orally or visually shall be documented in a written notice prepared by the Disclosing Party and delivered to the Receiving Party within thirty (30) days of the date of disclosure; such notice shall summarize the Confidential Information disclosed to the Receiving Party and reference the time and place of disclosure.

30.2 For a period of five (5) years after disclosure of any portion of Confidential Information, the Receiving Party shall (i) maintain such Confidential Information in confidence, except that the Receiving Party may disclose or permit the disclosure of any Confidential Information to its Regents, fellows, directors, officers, employees, consultants and advisors who are obligated to maintain the confidential nature of such Confidential Information and who need to know such Confidential Information for the purposes of this Agreement; (ii) use such Confidential Information solely for the purposes of this Agreement (and for administration of this Agreement and demonstration of compliance or lack thereof with the terms herein); (iii) allow its Regents, fellows, directors, officers, employees, consultants and advisors to reproduce the Confidential Information only to the extent necessary for the above-mentioned purposes, with all such reproductions being considered Confidential Information.

30.3 The obligations of the Receiving Party under Paragraph 30.2 shall not apply to the extent that the Receiving Party can demonstrate that certain Confidential Information (i) was in the public domain prior to the time of its disclosure under this Agreement; (ii) entered the public domain after the time of its disclosure under this Agreement through means other than an unauthorized disclosure resulting from an act or omission by the Receiving Party; (iii) was independently developed or discovered by the Receiving Party without use of the Confidential Information; (iv) is or was disclosed to the Receiving Party at any time, whether prior to or after the time of its disclosure under this Agreement, by a third party having no fiduciary relationship with the Disclosing Party and having no obligation of confidentiality with respect to such Confidential Information; or (v) is required to be disclosed to comply with applicable laws or regulations (including Michigan Freedom of Information Act requirements), or with a court or administrative order, provided that the Disclosing Party provides reasonable prior written notice of such disclosure to the extent possible.

30.4 The Receiving Party acknowledges that the Disclosing Party (or any third party entrusting its own information to the Disclosing Party) claims ownership of its Confidential Information in the possession of the Receiving Party. Upon the expiration or termination of this Agreement, and at the request of the Disclosing Party, the Receiving Party shall return to the Disclosing Party all originals, copies, and summaries of documents, materials, and other tangible manifestations of Confidential Information in the possession or control of the Receiving Party, except that the Receiving Party may retain one copy of the Confidential Information in the possession of its legal counsel solely for the purposes of monitoring all of its and the other Party's obligations under this Agreement.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement in duplicate originals by their duly authorized officers or representatives.

                                         FOR THE REGENTS OF THE UNIVERSITY OF
FOR REPROGENESIS, INC.                   MICHIGAN

By   /s/                                 By   /s/
  -----------------------------------      ------------------------------------
    (authorized representative)              (authorized representative)

Typed Name____________________________   Typed Name____________________________

Title_________________________________   Title_________________________________

Date__________________________________   Date__________________________________

     Confidential materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.

                                   APPENDIX A

                   Licensed Patents Filed as of Effective Date

1. U.S. Provisional Patent Application Serial No. [**], filed [**], entitled [**], David Mooney, Letrese Harris and Lonnie Shea, named inventors, and assigned to the Regents of the University of Michigan.

2. Patent Cooperation Treaty Application Serial No. [**], filed [**], designating all PCT member countries including the United States, entitled [**], David Mooney and Jon Rowley, named inventors, the Regents of the University of Michigan, applicant.

     Confidential materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.

                         AMENDMENT TO LICENSE AGREEMENT

THIS AMENDMENT, effective as of the 1st day of August, 1999 (the EFFECTIVE
DATE), between Reprogenesis, Inc., a corporation incorporated in the State of Texas, with offices located at 10 Sylvan Drive, Suite 27, St. Simons Island, Georgia 31522 ("LICENSEE") and the Regents of the University of Michigan, a constitutional corporation of the State of Michigan, with offices located at 3003 South State, Room 2071, Ann Arbor, Michigan 48109-1280 ("MICHIGAN"). LICENSEE and MICHIGAN agree as follows:

1.    BACKGROUND

      1.1 MICHIGAN and LICENSEE entered into a LICENSE AGREEMENT dated November 30, 1997 covering certain TECHNOLOGY and LICENSED PATENTS as therein defined.

      1.2 MICHIGAN and LICENSEE entered into a ROUNDTABLE RESEARCH AGREEMENT dated October 1, 1997. Pursuant to Article 8.1 therein, LICENSEE timely exercised its option to negotiate for an exclusive, royalty-bearing license to certain rights in University Intellectual Property as defined in the ROUNDTABLE RESEARCH AGREEMENT.

      1.3 MICHIGAN has developed ADDITIONAL TECHNOLOGY comprising methods and means for delivering DNA from certain structural matrices developed by MICHIGAN's staff members Drs. D. Mooney, L. Shea and J. Bonadio, as described in Michigan's Technology Management Office File #[**] entitled [**] (hereinafter defined as "ADDITIONAL TECHNOLOGY"). MICHIGAN acknowledges that ADDITIONAL TECHNOLOGY is within the definition of University Intellectual Property. The ADDITIONAL TECHNOLOGY is now the subject of an additional United States patent application serial number [**] filed on [**] and a counterpart Patent Cooperation Treaty application filed on even date (hereinafter these and all other patent applications and patents which cover an invention included in the ADDITIONAL TECHNOLOGY are defined as "ADDITIONAL LICENSED PATENTS").

      1.4 LICENSEE desires to obtain, and MICHIGAN, consistent with its mission of education and research, desires to grant, a license to the ADDITIONAL TECHNOLOGY and ADDITIONAL LICENSED PATENTS pursuant to the aforementioned LICENSE AGREEMENT. To this end, and for the benefit of both parties, MICHIGAN and LICENSEE agree to amend the LICENSE AGREEMENT.

2.    AMENDMENT

      The term TECHNOLOGY includes the ADDITIONAL TECHNOLOGY, and the term LICENSED PATENTS includes the ADDITIONAL LICENSED PATENTS. Solely with respect to ADDITIONAL TECHNOLOGY and ADDITIONAL LICENSED PATENTS, MICHIGAN's covenant under Paragraph 3.1 (LICENSE AGREEMENT) is limited as follows:

     Confidential materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.

      LICENSEE acknowledges, and agrees that all sublicenses of LICENSEE to Affiliates and Sublicensees must include an acknowledgement by such Affiliate or Sublicensee; that the non-infringing practice of ADDITIONAL TECHNOLOGY and ADDITIONAL LICENSED PATENTS may require a license to certain background rights of MICHIGAN licensed by MICHIGAN to [**].

3.    ENTIRE AGREEMENT

      The terms and conditions of the LICENSE AGREEMENT shall remain in full force and effect, except as amended herein.

IN WITNESS WHEREOF, the PARTIES hereto have executed this Amendment in duplicate originals by their duly authorized officers or representatives.

FOR REPROGENESIS, INC.
                                         FOR THE REGENTS OF THE UNIVERSITY
                                         OF MICHIGAN

By:  /s/ Daniel R. Omstead               By:  /s/ Michael A. Kope
    ---------------------------               -------------------------------
    (authorized representative)               (authorized representative)
Typed Name: Daniel R. Omstead            Typed Name: Michael A. Kope
Title:  President                        Title:  Assistant to the Director
Date: ________________________           Date:  Aug. 11, 1999


                                       23